News Release

International Paper Reports First Quarter 2019 Results

MEMPHIS, Tenn. – April 25, 2019 – International Paper (NYSE: IP) today reported first quarter 2019 financial results.

HIGHLIGHTS

•
First quarter net earnings attributable to International Paper of $424 million ($1.05 per diluted share) compared with $316 million ($0.78 per diluted share) in the fourth quarter of 2018 and $729 million ($1.74 per diluted share) in the first quarter of 2018

•
First quarter adjusted operating earnings* (non-GAAP) of $447 million ($1.11 per diluted share) compared with $670 million ($1.65 per diluted share) in the fourth quarter of 2018 and $395 million ($0.94 per diluted share) in the first quarter of 2018

•	First quarter equity earnings of $114 million compared with $95 million in the first quarter of 2018

•	First quarter share repurchases of $180 million, bringing the trailing 12 month total to $880 million

“International Paper delivered solid earnings and generated strong cash from operations in the first quarter,” said Mark Sutton, Chairman and Chief Executive Officer. “Operational performance was strong; we managed costs well and leveraged the strength and flexibility of our manufacturing system. In the first quarter, we also returned nearly $400 million to shareholders through dividends and share repurchases. Looking ahead to the second quarter, we anticipate improved seasonal demand and we are well positioned to continue generating strong cash flows in 2019.”

Diluted Net EPS Attributable to International Paper Shareholders and Adjusted Operating EPS

	First Quarter 2019	Fourth Quarter 2018	First Quarter 2018
Net Earnings	$1.05	$0.78	$1.74
Less – Discontinued Operations (Gain) Loss	—	—	(0.88)
Net Earnings (Loss) from Continuing Operations	1.05	0.78	0.86
Add Back – Non-Operating Pension Expense	0.02	0.79	0.01
Add Back – Net Special Items Expense (Income)	0.04	0.08	0.07
Adjusted Operating Earnings*	$1.11	$1.65	$0.94

*
Adjusted operating earnings (non-GAAP) is defined as net earnings from continuing operations attributable to International Paper Company (GAAP) excluding special items and non-operating pension expense. Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. For discussion of special items, net and non-operating pension expense, see the footnotes to the Consolidated Statement of Operations.

Key Financial Measures

(In millions)	First Quarter 2019	Fourth Quarter 2018	First Quarter 2018
Net Sales	$5,643	$5,951	$5,621
Business Segment Operating Profit	579	930	512
Adjusted Operating Earnings	447	670	395
Cash Provided By (Used For) Operations	733	821	663
Free Cash Flow	440	535	174

SEGMENT INFORMATION
Business segment operating profits are used by International Paper's management to measure the earnings performance of its businesses. First quarter 2019 business segment net sales and operating profits compared with the fourth quarter of 2018 and the first quarter of 2018 are as follows:
Business Segment Results

(In millions)	First Quarter 2019	Fourth Quarter 2018	First Quarter 2018
Net Sales by Business Segment
Industrial Packaging	$3,832	$4,017	$3,827
Global Cellulose Fibers	689	736	677
Printing Papers	1,065	1,160	1,053
Corporate and Inter-segment Sales	57	38	64
Net Sales	$5,643	$5,951	$5,621
Operating Profit by Business Segment
Industrial Packaging	$404	$647	$437
Global Cellulose Fibers	32	91	11
Printing Papers	143	192	64
Total Business Segment Operating Profit	$579	$930	$512
Industrial Packaging operating profits in the first quarter of 2019 were $404 million ($421 million excluding special items) compared with $647 million ($646 million excluding special items) in the fourth quarter of 2018. In North America, earnings decreased due to lower demand for boxes and export containerboard, increased economic downtime and higher planned maintenance outage expenses. Input costs were slightly favorable. In Europe, earnings decreased driven by lower sales prices and volumes due to weaker economic conditions, primarily in Turkey and unfavorable foreign currency impacts.
Global Cellulose Fibers operating profits in the first quarter of 2019 were $32 million ($35 million excluding special items) compared with $91 million ($93 million excluding special items) in the fourth quarter of 2018. Earnings decreased due to lower fluff pulp volume and lower average sales prices for market pulp. In addition, planned maintenance outage expenses, manufacturing operating costs and economic downtime increased.
Printing Papers operating profits in the first quarter of 2019 were $143 million ($144 million excluding special items) versus $192 million ($197 million excluding special items) in the fourth quarter of 2018. In North America, decreased volumes were partially offset by improved sales prices and mix. Manufacturing operating costs increased primarily due to seasonality and inflation. In Brazil, earnings decreased due to seasonally lower demand and unfavorable geographic mix, slightly offset by improved domestic sales prices. In Europe and Russia, earnings benefited from higher sales prices for uncoated freesheet paper and lower input costs. Sales volumes increased in Europe but were lower in Russia.

EQUITY METHOD INVESTMENTS
Ilim joint venture equity earnings were $101 million in the first quarter of 2019 compared with $67 million in the fourth quarter of 2018. Operationally, earnings decreased due to significantly lower export sales prices for hardwood and softwood pulp to China. The Company recognized a non-cash after-tax foreign exchange gain of $21 million in the first quarter of 2019

($0.05 per diluted share), compared with a loss of $19 million in the fourth quarter of 2018 ($0.05 per diluted share), primarily due to Ilim's U.S. dollar denominated net debt.

Graphic Packaging equity earnings on our 20.5% ownership position were $13 million in the first quarter of 2019, compared with $10 million in the fourth quarter of 2018.

CORPORATE EXPENSES
Corporate expenses were $21 million for the first quarter of 2019, compared with $8 million in the fourth quarter of 2018.

EFFECTIVE TAX RATE
The reported effective tax rate for the first quarter of 2019 was 25%, compared to a 2018 fourth quarter reported effective tax rate of 37%. In the fourth quarter of 2018, the Company recorded, as special items, tax expense of $25 million related to foreign tax audits and tax expense of $19 million related to international investment restructuring.

Excluding special items, non-operating pension expense and discontinued operations, the effective tax rate for the first quarter of 2019 was 25%, compared with an effective tax rate of 26% in the fourth quarter of 2018.

EFFECTS OF SPECIAL ITEMS
Special items in the first quarter of 2019 amount to a net after-tax charge of $15 million ($0.04 per diluted share) compared with $32 million ($0.08 per diluted share) in the fourth quarter of 2018 and $31 million ($0.07 per diluted share) in the first quarter of 2018. Special items in all periods include the following charges (gains):

	First Quarter 2019		Fourth Quarter 2018		First Quarter 2018
(In millions)	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Restructuring and other charges, net:
Gain on sale of investment in Liaison Technologies	$—	$—	$(31)	$(23)	$—	$—
Debt extinguishment costs	—	—	10	7	—	—
Riverdale mill conversion severance	—	—	3	2	—	—
EMEA Packaging business optimization	—	—	(1)	(1)	22	17
Total restructuring and other charges, net	—	—	(19)	(15)	22	17
Multi-employer pension plan exit liability	16	12	—	—	—	—
Gain on sale of EMEA Packaging box plant	(7)	(6)	—	—	—	—
Abandoned property removal	11	8	8	6	9	7
Legal settlement	—	—	—	—	9	7
Other	1	1	(4)	(3)	—	—
Tax expense related to foreign tax audits	—	—	—	25	—	—
Tax expense related to international investment restructuring	—	—	—	19	—	—
Total special items, net	$21	$15	$(15)	$32	$40	$31

DISCONTINUED OPERATIONS
Discontinued operations in the first quarter of 2018 included a pre-tax gain on the 2017 transfer of the North American Consumer Packaging business of $516 million ($385 million after taxes) and pre-tax charges of $23 million ($17 million after taxes) for costs associated with the transfer.

EARNINGS WEBCAST
The company will host a webcast today to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the company’s website at internationalpaper.com by clicking on the Performance tab and going to the Presentations and Events/Webcasts page. A replay of the webcast will also be on the website beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper first quarter earnings call. The conference ID number is 9573956. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (855) 859-2056 or (800) 585-8367, and when prompted for the conference ID, enter 9573956.

About International Paper
International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa, India and Russia. We produce corrugated packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness; and papers that facilitate education and communication. We are headquartered in Memphis, Tenn., employ more than 52,000 colleagues and serve more than 25,000 customers in 150 countries. Net sales for 2018 were $23 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

Certain statements in this press release may be considered forward-looking statements. Words such as “expects”, “anticipates”, “believes”, “estimates” and similar expressions identify forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the level of our indebtedness and changes in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; (v) whether we experience a material disruption at one of our manufacturing facilities; (vi) risks inherent in conducting business through joint ventures; (vii) our ability to achieve the benefits we expect from strategic acquisitions, divestitures, restructurings and capital investments; and (viii) other factors that can be found in International Paper’s press releases and U.S. Securities and Exchange Commission (the “SEC”) filings. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s SEC filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

###
Contacts:
Media: Thomas J. Ryan, 901-419-4333; Investors: Guillermo Gutierrez; 901-419-1731; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31,
	2019		2018		2018
Net Sales	$5,643		$5,621		$5,951
Costs and Expenses
Cost of products sold	3,929	(a)	3,948	(a)	3,798	(a)
Selling and administrative expenses	413		421		446
Depreciation, amortization and cost of timber harvested	315	(b)	325		338	(b)
Distribution expenses	389		366		401
Taxes other than payroll and income taxes	43		44		41
Restructuring and other charges, net	—		22	(d)	(19)	(d)
Net (gains) losses on sales and impairments of businesses	(7)	(c)	—		—
Interest expense, net	133		135		135
Non-operating pension expense	10		4		429	(f)
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	418		356		382
Income tax provision (benefit)	106		89		143	(g)
Equity earnings (loss), net of taxes	114		95		79
Earnings (Loss) From Continuing Operations	426		362		318
Discontinued operations, net of taxes	—		368	(e)	—
Net Earnings (Loss)	426		730		318
Less: Net earnings (loss) attributable to noncontrolling interests	2		1		2
Net Earnings (Loss) Attributable to International Paper Company	$424		$729		$316
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$1.06		$0.87		$0.79
Discontinued operations	—		0.89		—
Net earnings (loss)	$1.06		$1.76		$0.79
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$1.05		$0.86		$0.78
Discontinued operations	—		0.88		—
Net earnings (loss)	$1.05		$1.74		$0.78
Average Shares of Common Stock Outstanding - Diluted	403.2		418.2		406.6
Cash Dividends Per Common Share	$0.5000		$0.4750		$0.5000
Amounts Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations, net of tax	$424		$361		$316
Discontinued operations, net of tax	—		368		—
Net earnings (loss)	$424		$729		$316

The accompanying notes are an integral part of this consolidated statement of operations.

(a)
Includes pre-tax charges of $11 million ($8 million after taxes), $9 million ($7 million after taxes) and $8 million ($6 million after taxes) for the three months ended March 31, 2019, March 31, 2018 and December 31, 2018, respectively, for the removal of abandoned property at our mills, a pre-tax charge of $16 million ($12 million after taxes) for the three months ended March 31, 2019 for costs associated with a multi-employer pension plan exit liability, a pre-tax charge of $9 million ($7 million after taxes) for the three months ended March 31, 2018 for a legal settlement and pre-tax income of $5 million ($4 million after taxes) for the three months ended December 31, 2018 for a litigation settlement recovery.

(b)
Includes charges of $1 million (before and after taxes) for both the three months ended March 31, 2019 and December 31, 2018 for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production.

(c)	Includes a pre-tax gain of $7 million ($6 million after taxes) for the three months ended March 31, 2019 related to the sale of a box plant in our EMEA Packaging business.

(d)
Includes a pre-tax charge of $22 million ($17 million after taxes) and income of $1 million (before and after taxes) for the three months ended March 31, 2018 and December 31, 2018, respectively, related to the optimization of our EMEA Packaging business, a pre-tax gain of $31 million ($23 million after taxes) for the three months ended December 31, 2018 related to the sale of our investment in Liaison Technologies, a pre-tax charge of $10 million ($7 million after taxes) for the three months ended December 31, 2018 for debt extinguishment costs and a pre-tax charge of $3 million ($2 million after taxes) for the three months ended December 31, 2018 for severance associated with the Riverdale mill conversion.

(e)
Includes pre-tax income of $516 million ($385 million after taxes) for the gain on the transfer of the North American Consumer Packaging business and a pre-tax charge of $23 million ($17 million after taxes) for transaction costs to transfer the North American Consumer Packaging business for the three months ended March 31, 2018.

(f)
Includes a pre-tax charge of $424 million ($318 million after taxes) for the three months ended December 31, 2018 for a settlement accounting charge associated with an annuity purchase and transfer of pension obligations for approximately 23,000 retirees.

(g)
Includes tax expense of $19 million for the three months ended December 31, 2018 related to international investment restructuring and tax expense of $25 million for the three months ended December 31, 2018 related to foreign tax audits.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) Attributable to International Paper Company to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31,
	2019	2018	2018
Net Earnings (Loss) Attributable to International Paper Company	$424	$729	$316
Less: Discontinued operations (gain) loss	—	(368)	—
Earnings (Loss) from Continuing Operations, including non-controlling interest	424	361	316
Add back: Non-operating pension expense	8	3	322
Add back: Special items expense (income)	15	31	32
Adjusted Operating Earnings	$447	$395	$670

	Three Months Ended March 31,		Three Months Ended December 31,
	2019	2018	2018
Diluted Earnings per Common Share as Reported	$1.05	$1.74	$0.78
Less: Discontinued operations (gain) loss	—	(0.88)	—
Continuing Operations	1.05	0.86	0.78
Add back: Non-operating pension expense	0.02	0.01	0.79
Add back: Special items expense (income)	0.04	0.07	0.08
Adjusted Operating Earnings per Share	$1.11	$0.94	$1.65
Notes:
The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of non-operating pension expense, items considered by management to be unusual as reflected in the notes to the Consolidated Statement of Operations and discontinued operations from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings attributable to International Paper is the most directly comparable GAAP measure.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended March 31,				Three Months Ended December 31,
	2019		2018		2018
Industrial Packaging	$3,832		$3,827		$4,017
Global Cellulose Fibers	689		677		736
Printing Papers	1,065		1,053		1,160
Corporate and Inter-segment Sales	57		64		38
Net Sales	$5,643		$5,621		$5,951
Operating Profit by Business Segment
	Three Months Ended March 31,				Three Months Ended December 31,
	2019		2018		2018
Industrial Packaging	$404	(a)	$437	(a)	$647	(a)
Global Cellulose Fibers	32	(b)	11	(b)	91	(b)
Printing Papers	143	(c)	64		192	(c)
Total Business Segment Operating Profit	$579		$512		$930

Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$418		$356		$382
Interest expense, net	133		135		135
Noncontrolling interest/equity earnings adjustment (f)	(3)		(1)		(3)
Corporate expenses, net	21		9		8
Corporate special items, net	—		9	(d)	(21)	(d)
Non-operating pension expense	10		4		429	(e)
Adjusted Operating Profit	$579		$512		$930
Equity Earnings (Loss) in Ilim S.A., Net of Taxes	$101		$92		$67
Equity Earnings (Loss) in Graphic Packaging International Partners, LLC	$13		$2		$10

(a)
Includes a charge of $16 million for the three months ended March 31, 2019 for costs associated with a multi-employer pension plan exit liability, a gain of $7 million for the three months ended March 31, 2019 related to the sale of a box plant in our EMEA Packaging business, a charge of $22 million and income of $1 million for the three months ended March 31, 2018 and December 31, 2018, respectively, related to the optimization of our EMEA Packaging business, income of $5 million for the three months ended December 31, 2018 for a litigation settlement recovery and charges of $8 million, $5 million and $5 million for the three months ended March 31, 2019, March 31, 2018 and December 31, 2018, respectively, for the removal of abandoned property at our mills.

(b)
Includes charges of $3 million, $4 million and $2 million for the three months ended March 31, 2019, March 31, 2018 and December 31, 2018, respectively, for the removal of abandoned property at our mills.

(c)
Includes charges of $1 million and $4 million for the three months ended March 31, 2019 and December 31, 2018, respectively, for accelerated depreciation and severance charges associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production and a charge of $1 million for the three months ended December 31, 2018 for the removal of abandoned property at our mills.

(d)
Includes a charge of $9 million for the three months ended March 31, 2018 for a legal settlement, a gain of $31 million for the three months ended December 31, 2018 related to the sale of our investment in Liaison Technologies and a charge of $10 million for the three months ended December 31, 2018 for debt extinguishment costs.

(e)
Includes a charge of $424 million for the three months ended December 31, 2018 for a settlement accounting charge associated with an annuity purchase and transfer of pension obligations for approximately 23,000 retirees.

(f)
Operating profits for business segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are adjusted here to present consolidated earnings before income taxes and equity earnings.

INTERNATIONAL PAPER COMPANY
Reconciliation of Operating Profit to Operating Profit Before Special Items
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31, 2019
	Industrial Packaging	Global Cellulose Fibers	Printing Papers	Total
Operating Profit (Loss) as Reported	$404	$32	$143	$579
Special Items Expense (Income) (a)	17	3	1	21
Operating Profit (Loss) Before Special Items	$421	$35	$144	$600

	Three Months Ended March 31, 2018
	Industrial Packaging	Global Cellulose Fibers	Printing Papers	Total
Operating Profit (Loss) as Reported	$437	$11	$64	$512
Special Items Expense (Income) (a)	27	4	—	31
Operating Profit (Loss) Before Special Items	$464	$15	$64	$543

	Three Months Ended December 31, 2018
	Industrial Packaging	Global Cellulose Fibers	Printing Papers	Total
Operating Profit (Loss) as Reported	$647	$91	$192	$930
Special Items Expense (Income) (a)	(1)	2	5	6
Operating Profit (Loss) Before Special Items	$646	$93	$197	$936

(a)	See footnotes (a) - (c) on Sales and Earnings by Business Segment

The Company calculates Operating Profit Before Special Items (non-GAAP) by excluding the pre-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings attributable to International Paper is the most directly comparable GAAP measure.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended March 31,		Three Months Ended December 31,
	2019	2018	2018
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (c)	2,535	2,579	2,655
Containerboard	697	783	793
Recycling	609	537	582
Saturated Kraft	41	46	47
Gypsum /Release Kraft	51	53	51
Bleached Kraft	7	7	7
EMEA Packaging (c)	370	397	363
Brazilian Packaging (c)	85	86	88
European Coated Paperboard	104	96	106
Industrial Packaging	4,499	4,584	4,692
Global Cellulose Fibers (In thousands of metric tons) (b)	859	895	908
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	448	470	471
European & Russian Uncoated Papers	354	361	374
Brazilian Uncoated Papers	244	260	307
Indian Uncoated Papers	68	67	68
Printing Papers	1,114	1,158	1,220

(a)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(b)	Includes North American, European and Brazilian volumes and internal sales to mills.

(c)	Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	March 31, 2019	December 31, 2018
Assets
Current Assets
Cash and Temporary Investments	$641	$589
Accounts and Notes Receivable, Net	3,493	3,521
Contract Assets	410	395
Inventories	2,301	2,241
Other	217	250
Total Current Assets	7,062	6,996
Plants, Properties and Equipment, Net	13,071	13,067
Forestlands	401	402
Investments	1,770	1,648
Financial Assets of Special Purpose Entities	7,074	7,070
Goodwill	3,393	3,374
Right of Use Assets	415	—
Deferred Charges and Other Assets	992	1,019
Total Assets	$34,178	$33,576
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$809	$639
Accounts Payable and Other Current Liabilities	4,144	4,055
Total Current Liabilities	4,953	4,694
Long-Term Debt	9,965	10,015
Nonrecourse Financial Liabilities of Special Purpose Entities	6,300	6,298
Deferred Income Taxes	2,634	2,600
Pension Benefit Obligation	1,727	1,762
Postretirement and Postemployment Benefit Obligation	260	264
Long-term Lease Obligations	281	—
Other Liabilities	589	560
Equity
Invested Capital, Net of Treasury Stock	(765)	(103)
Retained Earnings	8,211	7,465
Total International Paper Shareholders’ Equity	7,446	7,362
Noncontrolling interests	23	21
Total Equity	7,469	7,383
Total Liabilities and Equity	$34,178	$33,576

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2019	2018
Operating Activities
Net earnings (loss)	$426	$730
Depreciation, amortization and cost of timber harvested	315	325
Deferred income tax expense (benefit), net	22	157
Restructuring and other charges, net	—	22
Net gain on transfer of North American Consumer Packaging business	—	(516)
Net (gains) losses on sales and impairments of businesses	(7)	—
Equity method dividends received	6	116
Equity (earnings) losses, net	(114)	(95)
Periodic pension expense, net	26	42
Other, net	46	14
Changes in current assets and liabilities
Accounts and notes receivable	26	(122)
Contract assets	(15)	(22)
Inventories	(22)	21
Accounts payable and accrued liabilities	34	11
Interest payable	(25)	(34)
Other	15	14
Cash Provided By (Used For) Operating Activities	733	663
Investment Activities
Invested in capital projects	(293)	(489)
Acquisitions, net of cash acquired	(17)	—
Net settlement on transfer of North American Consumer Packaging business	—	1
Proceeds from divestitures, net of cash divested	17	—
Proceeds from sale of fixed assets	3	1
Other	(4)	(2)
Cash Provided By (Used For) Investment Activities	(294)	(489)
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(229)	(31)
Issuance of debt	208	223
Reduction of debt	(142)	(34)
Change in book overdrafts	(25)	(17)
Dividends paid	(201)	(197)
Cash Provided By (Used for) Financing Activities	(389)	(56)
Effect of Exchange Rate Changes on Cash	2	5
Change in Cash and Temporary Investments	52	123
Cash and Temporary Investments
Beginning of the period	589	1,018
End of the period	$641	$1,141

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2019	2018
Cash provided by (used for) Operating Activities	$733	$663
Adjustments:
Cash invested in capital projects	(293)	(489)
Free Cash Flow	$440	$174

Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.